Exhibit 99.1

NEWS

Contact: Daniel Molinaro

281-823-4941

FOR IMMEDIATE RELEASE

NOW Inc. Announces Third Quarter 2014 Earnings

HOUSTON, TX, November 6, 2014—NOW Inc. (NYSE: DNOW) reported that for its third quarter ended September 30, 2014 it earned net income of $32 million, or $0.30 per fully diluted share, compared to second quarter ended June 30, 2014 net income of $27 million, or $0.25 per fully diluted share.

The Company’s revenues for the third quarter of 2014 were $1,070 million, an increase of 12 percent from the second quarter of 2014. EBITDA for the third quarter of 2014 was $53 million, or 5.0 percent of sales, compared to 5.1 percent in the second quarter of 2014.

Robert Workman, President and CEO of NOW Inc., commented, “The third quarter of 2014 marked DistributionNOW’s first full quarter as a stand-alone public entity. We delivered strong sequential sales growth, emerging from a disruptive second quarter, where we had completed a spinoff, expanded our ERP platform globally and continued the integration process for three large distribution businesses. We are encouraged that the organization was able to achieve these results organically, demonstrating that many of the challenges we experienced in the second quarter have been resolved. In the quarter, we completed the corporate structure build-out required to support DNOW as a stand-alone company, which limited incremental operating margins in the period.

“While we are aware of the recent decline and the potential for further volatility in commodity prices, our healthy balance sheet and our experienced management team and employees help position our Company well to respond to any such market conditions. I would like to thank our employees for all of their contributions towards this recovery, which is even more impressive given all of the disruptions they’ve experienced.”

United States

Third quarter revenues for the United States were $748 million, an increase of 13 percent from the second quarter of 2014 and an increase of two percent from the third quarter of 2013. The increase in sequential revenues is primarily attributable to improved systems adoption across the US businesses coupled with increased market activity.

Canada

Revenues for the third quarter of 2014 for Canada were $173 million, up 38 percent compared to second quarter 2014 results and down nine percent from the third quarter of 2013. Recovery from seasonal break-up coupled with greater utilization of recently implemented ERP and peripheral systems drove sequential gains.

International

International operations generated third quarter revenues of $149 million, which were down ten percent from the second quarter of 2014 and down 22 percent from the third quarter of 2013. Sequential revenues were down due to large project deliveries for a construction program in the Middle East that did not recur at the same levels in the third quarter, paired with reduced activity in Eurasia.

The Company has scheduled a conference call for November 6, 2014, at 8:00 a.m. Central Time to discuss third quarter results. The call will be broadcast through the Investor Relations link on NOW Inc.’s web site at www.distributionnow.com, on a listen-only basis. A replay of the call will be available on the site for thirty days following the conference. Participants may also join the conference call by dialing 1-800-446-1671 within North America or 1-847-413-3362 outside of North America five to ten minutes prior to the scheduled start time and asking for the “NOW Inc. Earnings Conference Call.”

NOW Inc. is one of the largest distributors to energy and industrial markets on a worldwide basis, with a legacy of over 150 years. NOW operates primarily under the DistributionNOW and Wilson Export brands. Through its network of over 300 locations and over 5,000 employees worldwide, NOW offers a comprehensive line of products and solutions for the upstream, midstream and downstream energy and industrial sectors. Our locations provide products and solutions to exploration and production companies, energy transportation companies, refineries, chemical companies, utilities, manufacturers and engineering and construction companies.

Statements made in this press release that are forward-looking in nature are intended to be “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934 and may involve risks and uncertainties. These statements may differ materially from actual future events or results. Readers are referred to documents filed by NOW Inc. with the U.S. Securities and Exchange Commission, which identify significant risk factors which could cause actual results to differ from those contained in the forward-looking statements.

NOW INC.

CONSOLIDATED BALANCE SHEETS

(In millions, except share data)

	September 30, 2014	December 31, 2013
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$166	$101
Receivables, net	906	661
Inventories, net	905	850
Deferred income taxes	20	21
Prepaid and other current assets	35	29

Total current assets	2,032	1,662
Property, plant and equipment, net	124	102
Deferred income taxes	9	15
Goodwill	328	333
Intangibles, net	65	68
Other assets	—	3

Total assets	$2,558	$2,183

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$454	$264
Accrued liabilities	120	99
Accrued income taxes	4	—

Total current liabilities	578	363
Deferred income taxes	5	16
Other liabilities	2	2

Total liabilities	585	381
Commitments and contingencies
Stockholders’ equity:
Common stock—par value $0.01; 330 million shares authorized; 107,067,457 shares issued and outstanding	1	—
Preferred stock—par value $0.01; 20 million shares authorized; no shares issued and outstanding	—	—
Additional paid-in capital	1,951	—
Retained earnings	42	—
National Oilwell Varco, Inc. (“NOV”) net investment	—	1,802
Accumulated other comprehensive income (loss)	(21)	—

Total stockholders’ equity	1,973	1,802

Total liabilities and stockholders’ equity	$2,558	$2,183

NOW INC.

CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

(In millions, except per share data)

	Three Months Ended September 30		Nine Months Ended September 30
	2014	2013	2014	2013
Revenue	$1,070	$1,113	$3,099	$3,255
Operating expenses
Cost of products	857	907	2,485	2,655
Operating and warehousing costs	108	104	315	308
Selling, general and administrative	55	39	144	118

Operating profit	50	63	155	174
Other income (expense)	(1)	(4)	(1)	—

Income before income taxes	49	59	154	174
Provision for income taxes	17	20	54	61

Net income	$32	$39	$100	$113

Earnings per share:
Basic earnings per common share	$0.30	$0.37	$0.93	$1.06

Diluted earnings per common share	$0.30	$0.36	$0.93	$1.05

Weighted-average common shares outstanding, basic	107	107	107	107

Weighted-average common shares outstanding, diluted	108	107	108	107

NOW INC.

SUPPLEMENTAL INFORMATION

NET INCOME TO EBITDA RECONCILIATION (UNAUDITED)

(In millions)

	Three Months Ended September 30		Nine Months Ended September 30
	2014	2013	2014	2013
Net income	$32	$39	$100	$113
Interest	—	—	—	—
Tax provision	17	20	54	61
Depreciation and amortization	4	5	14	12

EBITDA (1)	$53	$64	$168	$186

EBITDA % (2)	5.0%	5.8%	5.4%	5.7%

(1)	Because EBITDA is a non-U.S. GAAP financial measure, as defined by the SEC, we included a reconciliation of EBITDA to the most directly comparable financial measures calculated and presented in accordance with U.S. GAAP.
(2)	EBITDA % is defined as EBITDA divided by Revenue.

BUSINESS SEGMENTS (UNAUDITED)

(In millions)

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2014	2013	2014	2013
Revenue:
United States	$748	$732	$2,114	$2,187
Canada	173	191	489	578
International	149	190	496	490

Total revenue	$1,070	$1,113	$3,099	$3,255